LED LIGHTING COMPANY

4000 Bridgeway, Suite 400

Sausalito, California 94965

October 17, 2013

George Mainas

2090 Novato Blvd.

Novato, California 94947

Re:

Amendment To Agreement For Consulting Services

Dear George:

This letter confirms that George Mainas (“Consultant”) and LED Lighting Company (the “Company”) have agreed to amend the Consulting Agreement dated May 28, 2013 to provide as follows:

1.

Expansion of Services.  Consultant and the Company agree that the amount of time and work for Consultant relating to the Polybrite transaction has expanded significantly, and that the Company desires for Consultant to spend significant addition time to work with management of Polybrite and a transitional management team and financing sources with the objective of completing a Public Transaction and related financing.

2.

Monthly Compensation.  Commencing as of October 1, 2013, the Company agrees to pay Consultant a monthly fee in the amount of $10,000 during the term of the Agreement.  The Company also agrees that the amount of $30,000 is payable as of October 1, 2013 for past services provided.

3.

Equity Compensation.  The Company also agree to provide additional compensation to Consultant by issuing Consultant 500,000 shares of Company common stock. Consultant acknowledges and agrees that the shares of Common Stock to be issued hereunder are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom.  Additionally, Consultant contractually agrees he may not sell or transfer such shares until they are eligible to be transferred or sold under the Rule 144 holding period.  Consultant acknowledges and agrees that () the shares of Common Stock are being issued in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the shares of Common Stock have not yet been registered under the Securities Act, () such shares of Common Stock may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and  (iii) the shares of Common Stock shall bear a legend indicating their restricted nature.

4.

Counterparts.

This Agreement may be executed in any number of counterparts and delivered by electronic transmission, all of which taken together shall constitute a single instrument.

Please acknowledge your agreement to these terms by signing below and returning a copy of this Agreement to me.  Thank you.

Sincerely,

/s/ Kevin Kearney

Kevin Kearney, CEO

Acknowledged and Agreed:

/s/ George Mainas

George Mainas